Exhibit 10.1

Trex Company, Inc.

Description of Non-Employee Director Compensation

Non-employee directors of Trex Company, Inc. (the “Company”) receive cash and equity-based fees pursuant to the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (the “Outside Director Plan”). The Outside Director Plan is administered by a committee consisting of the Company’s Chief Executive Officer and the Company’s Chief Financial Officer. All stock options awarded as fees to non-employee directors are issued pursuant to the Trex Company, Inc. Amended and Restated 1999 Stock Option and Incentive Plan.

Each non-employee director receives, as an annual fee for service on the board of directors, $20,000, stock options to purchase 2,000 shares of common stock, $1,000 for each board meeting attended in person and $500 for each board meeting attended via teleconference. In addition, each member of the audit committee (other than the chairman) receives an annual committee fee of $5,500, each member of the compensation and the nominating/corporate governance committees (other than their respective chairmen) receives an annual committee fee of $3,500, the chairman of the audit committee receives an annual committee fee of $10,000, and the chairmen of the compensation and the nominating/governance committees receive an annual committee fee of $7,500. The monetary portion of the annual director fee and the annual committee fees are paid in the form of cash, stock options (based on the Black-Scholes valuation model), or a combination of cash and stock options, based on the percentages of these forms of consideration elected by the serving director. The monetary portion of the annual director fee and the annual committee fees are paid in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The stock options for 2,000 shares are granted on the date of the first regularly scheduled board of directors meeting after June 30 of each year.

The Company’s current policy is to grant non-employee directors options to purchase 1,500 shares of common stock upon their initial appointment to the board of directors. The exercise price per share under each option granted to a non-employee director upon appointment or in payment of annual director fees and annual committee fees is the fair market value of the common stock on the option grant date. Each such option awarded in 2004 and in subsequent periods vests on the first anniversary of the option grant date. No option is exercisable more than ten years after the option grant date. Upon the termination of a non-employee director’s service for any reason (other than for cause), any options granted to the director will vest, and the director will have the right, at any time within five years after the date of termination of service and prior to termination of the options, to exercise any options held by the director on the service termination date.